Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants of D & I Silica, LLC, we hereby consent to the inclusion in Form 8-K/A of Hi-Crush Partners LP dated June 13, 2013 of our report dated August 12, 2013, with respect to the balance sheets of D & I Silica, LLC as of December 31, 2012 and 2011 and the related statements of operations, cash flows and members’ capital for each of the years in the three year period ended December 31, 2012.

/s/ EEPB, PC

Houston, Texas

August 12, 2013